Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Scott Sutton	Date	January 14, 2021
Telephone:	+1-224-343-5538	Email:	scott.sutton@lasalle.com

JLL Income Property Trust
Fully Subscribes DST Offering with
Suburban Phoenix Apartments

Chicago (January 14, 2021) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), announced today the full subscription of JLLX San Marcos DST, a 1031 tax-deferred exchange offering designed to provide accredited investors with the opportunity to defer taxes on gains from the sale of appreciated real estate. Structured as a Delaware Statutory Trust (DST), the syndicated offering owns Summit at San Marcos, a highly amenitized 273-unit apartment community in the prominent Phoenix suburb of Chandler, Arizona. Investors in the DST defer the recognition of capital gains from the sale of their appreciated real estate, eliminate the responsibility of actively managing replacement properties, and participate in the cash flow and any future appreciation of Summit at San Marcos.

Summit at San Marcos is a Class-A apartment community located at the intersection of several of Arizona’s most prominent thoroughfares providing access to the Greater Phoenix area with multiple centers of employment. The property is also located in the highly desirable Chandler Unified School District which is rated No. 1 in the Phoenix area and No. 2 in all of Arizona by Niche. LaSalle’s Research & Strategy Group ranks the Phoenix metro area the No. 2 market for projected apartment rent growth.

This offering marks JLL Exchange’s (JLLX) second fully subscribed DST syndication, following the full subscription of Johns Creek in June 2020. Together, these two DSTs represent the first 1031 programs offered by a daily-valued, perpetual NAV REIT advised by an institutional investment manager and sponsored by a leader in global real estate services. The JLLX program was created to offer private placements through the sale of interests in DSTs holding real properties sourced from JLL Income Property Trust’s portfolio or from third parties.

“We are extremely pleased by the market’s strong, positive response to JLLX San Marcos,” said Allan Swaringen, President and CEO of JLL Income Property Trust, noting the offering was fully subscribed at a near record pace. “Since the launch of our market-redefining, core, daily NAV REIT program more than eight years ago, the most asked for solution from financial advisors has been a companion 1031 exchange offering, and the market’s rapid response to our two initial offerings has exceeded our expectations.”

“We are delighted to have assisted JLLX San Marcos, DST investors achieve their 1031 goals. We believe the offering’s high quality property, relatively low fees, and institutional management strongly appealed to high net worth clients during the uncertainty of this pandemic,” said Drew Dornbusch, Head of the JLLX 1031 Platform.

Benefits of an Institutional 1031 Exchange Solution

•Institutional investment management platform and track record.
•Access to higher quality, larger and more broadly diversified property portfolio.
•Long-term investment solution for investors no longer wanting to actively manage real estate.
•Lower fees than typically charged to individual investors accessing the traditional 1031 marketplace

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $69 billion of assets in private and public real estate property and debt investments as of Q4 2020. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.